Exhibit 4.5

EXECUTION VERSION

TRUST PREFERRED SECURITIES GUARANTEE AGREEMENT

The PNC Financial Services Group, Inc.

(as Guarantor)

and

The Bank of New York

(as Trust Preferred Guarantee Trustee)

Dated as of February 13, 2008

ii

ARTICLE VIII COMPENSATION AND INDEMNIFICATION

SECTION 8.1	Exculpation	17
SECTION 8.2	Compensation, Reimbursement and Indemnification	17

ARTICLE IX MISCELLANEOUS

SECTION 9.1	Successors and Assigns	18
SECTION 9.2	Amendments	18
SECTION 9.3	Notices	18
SECTION 9.4	Benefit	19
SECTION 9.5	Separability Clause	19
SECTION 9.6	Governing Law	17

iii

TRUST PREFERRED SECURITIES GUARANTEE AGREEMENT

This GUARANTEE AGREEMENT (the “Trust Preferred Securities Guarantee”), dated as of February 13, 2008, is executed and delivered by The PNC Financial Services Group, Inc., a Pennsylvania corporation, and The Bank of New York, a New York corporation as trustee, for the benefit of the Holders (as defined herein) from time to time of the Trust Preferred Securities (as defined herein) of PNC Capital Trust E, a Delaware statutory trust (the “Trust”).

WHEREAS, pursuant to the Second Amended and Restated Declaration of Trust (the “Declaration”), dated as of February 13, 2008, among the trustees of the Trust named therein, the Guarantor, as sponsor, and the holders from time to time of preferred undivided beneficial interests in the assets of the Trust, the Trust is issuing on the date hereof 18,000,000 trust preferred securities, having an aggregate liquidation amount of $450,000,000, designated the 7  3/4% Trust Preferred Securities (the “Trust Preferred Securities”);

WHEREAS, as incentive for the Holders to purchase the Trust Preferred Securities, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth in this Trust Preferred Securities Guarantee, to pay to the Holders the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the purchase by each Holder of Trust Preferred Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Trust Preferred Securities Guarantee for the benefit of the Holders.

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1 Definitions and Interpretation

In this Trust Preferred Securities Guarantee, unless the context otherwise requires:

(a) Capitalized terms used in this Trust Preferred Securities Guarantee but not defined in the preamble above have the respective meanings assigned to them in this Section 1.1;

(b) a term defined anywhere in this Trust Preferred Securities Guarantee has the same meaning throughout;

(c) all references to “the Trust Preferred Securities Guarantee” or “this Trust Preferred Securities Guarantee” are to this Trust Preferred Securities Guarantee as modified, supplemented or amended from time to time;

(d) all references in this Trust Preferred Securities Guarantee to Articles and Sections are to Articles and Sections of this Trust Preferred Securities Guarantee, unless otherwise specified;

(e) a term defined in the Trust Indenture Act has the same meaning when used in this Trust Preferred Securities Guarantee, unless otherwise defined in this Trust Preferred Securities Guarantee or unless the context otherwise requires; and

(f) a reference to the singular includes the plural and vice versa.

“Act” by any Holder means any instrument or instruments (and the action embodied therein and evidenced thereby) embodying or evidencing any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by the Indenture to be given or taken by Holders signed by such Holders in person or by an agent duly appointed in writing. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Guarantee and (subject to Section 3.1) conclusive in favor of the Trust Preferred Guarantee Trustee and the Guarantor, if made in the manner provided in Section 1.04 of the Indenture.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Board of Directors” means either the board of directors of the Guarantor or any committee of that board duly authorized to act hereunder.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Guarantor to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trust Preferred Guarantee Trustee.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the City of New York, New York, the City of Pittsburgh, Pennsylvania, the Commonwealth of Pennsylvania or the City of Wilmington, Delaware are authorized or obligated by any applicable law, regulation or executive order to close.

“Commission” means the Securities and Exchange Commission as from time to time constituted, created under the Securities and Exchange Act of 1934, as amended, or, if at any time after the execution of this Trust Preferred Securities Guarantee such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Corporate Trust Office” means the principal office of the Trust Preferred Guarantee Trustee at which at any particular time its corporate trust business shall be administered, which on the date hereof is located at 101 Barclay Street, Floor 8 West, New York, New York 10286.

“Covered Person” means any Holder or beneficial owner of Trust Preferred Securities.

“JSNs” means the 7  3/4% Junior Subordinated Notes due March 15, 2068 to be issued by the Trust under the Indenture held by the Property Trustee (as defined in the Declaration).

“Distribution” has the meaning set forth in the Declaration.

“Event of Default” means (i) a default by the Guarantor of any of its payment obligations under this Trust Preferred Securities Guarantee or (ii) a default by the Guarantor in any other obligation under this Trust Preferred Securities Guarantee that remains unremedied for 30 days.

“First Supplemental Indenture” means the First Supplemental Indenture, dated as of February 13, 2008, between the Guarantor and The Bank of New York, as trustee.

“Guarantee Payments” means the following payments or distributions, without duplication, with respect to the Trust Preferred Securities, to the extent not paid or made by the Trust: (i) any accumulated and unpaid Distributions that are required to be paid on the Trust Preferred Securities, to the extent the Trust has funds available therefor, (ii) the Redemption Price, when required to be paid, with respect to any Trust Preferred Securities called for redemption by the Trust, to the extent that the Trust has funds available therefor and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust (other than in connection with the distribution of JSNs to the Holders in exchange for Trust Preferred Securities as provided in the Declaration) the lesser of (a) the aggregate of the liquidation amount of $25 per Trust Preferred Security and all accumulated and unpaid Distributions on the Trust Preferred Securities to the date of payment, to the extent the Trust has funds available therefor or (b) the amount of assets of the Trust remaining available for distribution to Holders in liquidation of the Trust (in either case, the “Liquidation Distribution”).

“Guarantor” means The PNC Financial Services Group, Inc. until a successor Person shall have become such pursuant to the applicable provisions of this Trust Preferred Securities Guarantee, and thereafter “Guarantor” shall mean such successor Person.

“Holder” means a Person in whose name a Certificate representing a Trust Preferred Security is registered in the Security Register; provided that in determining whether the holders of the requisite percentage of Trust Preferred Securities have given any request, notice, consent or waiver hereunder, “Holder” shall not include the Guarantor, the Trust Preferred Guarantee Trustee, or any Affiliate of the Guarantor or the Trust Preferred Guarantee Trustee.

“Indemnified Person” means the Trust Preferred Guarantee Trustee, any Affiliate of the Trust Preferred Guarantee Trustee, or any officers, directors, shareholders, members, partners, employees, representatives, nominees, custodians or agents of the Trust Preferred Guarantee Trustee.

“Indenture” means the Amended and Restated Junior Subordinated Indenture, dated as of February 13, 2008 (as supplemented and amended by the First Supplemental Indenture), between the Guarantor and The Bank of New York, as trustee, pursuant to which the JSNs are to be issued.

“Liquidation Amount” means the stated amount of $25 per Trust Preferred Security.

“Liquidation Distribution” has the meaning set forth in the Definition of Guarantee Payments.

“List of Holders” has the meaning set forth in Section 2.2(a).

“Majority in Liquidation Amount of the Trust Preferred Securities” means, except as provided in the terms of the Trust Preferred Securities or by the Trust Indenture Act, Holder(s) of outstanding Trust Preferred Securities voting together as a single class who are the record holders of an aggregate Liquidation Amount representing more than 50% of the aggregate Liquidation Amount of all then outstanding Trust Preferred Securities.

“Officers’ Certificate” means a certificate signed by the Chairman or any Vice Chairman of the Board of Directors, President or a Vice President, and by its Treasurer, an Assistant Treasurer, Controller, an Assistant Controller, Secretary or an Assistant Secretary, of the Guarantor, and delivered to the Trust Preferred Guarantee Trustee.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

“Property Trustee” has the meaning set forth in the Declaration.

“Responsible Officer” means, with respect to the Trust Preferred Guarantee Trustee, any officer within the Corporate Trust Office of the Trust Preferred Guarantee Trustee with direct responsibility for the administration of this Trust Preferred Securities Guarantee and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer’s knowledge of and familiarity with the particular subject.

“Redemption Price” has the meaning set forth in the Indenture.

“Security Register” has the meaning set forth in the Declaration.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbb), as amended and as in effect on the date as of this Indenture, except that any amendments hereto shall conform to the requirements of the Trust Indenture Act as then in effect.

“Trust Preferred Guarantee Trustee” means The Bank of New York until a successor Trust Preferred Guarantee Trustee shall have become such pursuant to the applicable provisions of this Trust Preferred Securities Guarantee, and thereafter “Trust Preferred Guarantee Trustee” shall mean or include each such Person who is then a Trust Preferred Guarantee Trustee hereunder.

“Underwriting Agreement” has the meaning set forth in the Declaration.

ARTICLE II

TRUST INDENTURE ACT

SECTION 2.1 Trust Indenture Act; Application

If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required or deemed under such Act to be a part of and govern this Trust Preferred Securities Guarantee, the required or deemed provision shall control. If any provision of this Trust Preferred Securities Guarantee modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded under such Act, the modified or excluded provision shall be deemed to apply to this Trust Preferred Securities Guarantee as so modified or to be excluded, as the case may be.

SECTION 2.2 Lists of Holders of Trust Preferred Securities

(a) The Guarantor shall provide the Trust Preferred Guarantee Trustee (i) within 15 days after each record date for payment of Distributions, a list, in such form as the Property Trustee may reasonably require, of the names and addresses of the Holders of the Securities (“List of Holders”) as of such record date, provided, that neither the Guarantor nor the Trust Preferred Guarantee Trustee shall be obligated to provide such List of Holders at any time if the List of Holders does not differ from the most recent List of Holders given to the Trust Preferred Guarantee Trustee by the Guarantor, and (ii) at any other time, within 30 days of receipt by the Guarantor of a written request for a List of Holders as of a date no more than 14 days before such List of Holders is given to the Trust Preferred Guarantee Trustee. The Trust Preferred Guarantee Trustee shall preserve, in as current a form as is reasonably practicable, all information contained in Lists of Holders given to it, provided, that the Trust Preferred Guarantee Trustee may destroy any List of Holders previously given to it on receipt of a new List of Holders.

(b) The Trust Preferred Guarantee Trustee shall comply with its obligations under §§ 311(a), 311(b) and 312(b) of the Trust Indenture Act.

SECTION 2.3 Reports by the Trust Preferred Guarantee Trustee

Within 60 days after May 15 of each year commencing with the year 2008, the Trust Preferred Guarantee Trustee shall transmit to the Holders of the Trust Preferred Securities for which it is Trust Preferred Guarantee Trustee hereunder, as their names and addresses appear in the Securities Register, a brief report dated as of such May 15 in accordance with, and to the extent required under, Section 313 of the Trust Indenture Act.

SECTION 2.4 Periodic Reports to Trust Preferred Guarantee Trustee

The Guarantor shall:

(a) file with the Trust Preferred Guarantee Trustee, within 15 days after the Guarantor is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Commission may be required to file, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided in the Trust Indenture Act; provided that any such information, documents or reports required to be filed with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Guarantor is not required to file information, documents or reports pursuant to either of said Sections, then it shall file with the Trust Preferred Guarantee Trustee and the Commission, in accordance with the rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

(b) file with the Trust Preferred Guarantee Trustee and the Commission, in accordance with the rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by the Guarantor with the conditions and covenants of this Trust Preferred Securities Guarantee as may be required from time to time by such rules and regulations; and

(c) transmit by mail to all Holders, as their names and addresses appear in the Securities Register, within 30 days after the filing thereof with the Trust Preferred Guarantee Trustee, such summaries of any information, documents and reports required to be filed by the Guarantor pursuant to paragraphs (a) and (b) of this Section 2.4 as may be required by rules and regulations prescribed from time to time by the Commission.

Delivery of such reports, information and documents to the Trust Preferred Guarantee Trustee is for informational purposes only and the Trust Preferred Guarantee Trustee’s receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Guarantor’s compliance with any of its covenants hereunder (as to which the Trust Preferred Guarantee Trustee is entitled to rely exclusively on Officers’ Certificates).

SECTION 2.5 Evidence of Compliance with Conditions Precedent

The Guarantor shall provide to the Trust Preferred Guarantee Trustee such evidence of compliance with any conditions precedent, if any, provided for in this Trust Preferred Securities Guarantee that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act or as required by Section 314(c). Any certificate required to be given by an officer pursuant to Section 314(c)(1) of the Trust Indenture Act may be given in the form of an Officers’ Certificate.

SECTION 2.6 Compliance Certificate and Opinions

Upon any application or request by the Guarantor to the Trust Preferred Guarantee Trustee to take any action under any provision of this Trust Preferred Securities Guarantee, the Guarantor shall furnish to the Trust Preferred Guarantee Trustee an Officers’ Certificate stating that all conditions precedent, if any, provided for in this Trust Preferred Securities Guarantee relating to the proposed action have been complied with and an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with.

Any Officers’ Certificate or Opinion of Counsel delivered with respect to compliance with a condition or covenant provided for in this Trust Preferred Securities Guarantee shall include:

(a) a statement that each individual signing the Officers’ Certificate or Opinion of Counsel has read such covenant or condition and the definitions herein relating thereto;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in the Officers’ Certificate or Opinion of Counsel are based;

(c) a statement that, in the opinion of each such individual, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

SECTION 2.7 Events of Default; Waiver

The Holders of a Majority in Liquidation Amount of Trust Preferred Securities may, by vote, on behalf of the Holders of all of the Trust Preferred Securities, waive any past Event of Default and its consequences. Upon such waiver, any such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Trust Preferred Securities Guarantee, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

SECTION 2.8 Event of Default; Notice

(a) The Trust Preferred Guarantee Trustee shall, within 60 days after the occurrence of an Event of Default, transmit by mail, first class postage prepaid, to the Holders, notices of all Events of Default actually known to a Responsible Officer of the Trust Preferred Guarantee Trustee as being an Event of Default hereunder, unless such Events of Default have been cured before the giving of such notice; provided, that the Trust Preferred Guarantee Trustee shall be protected in withholding such notice if and so long as a Responsible Officer of the Trust Preferred Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

(b) The Trust Preferred Guarantee Trustee shall not be deemed to have knowledge of any Event of Default unless either the Trust Preferred Guarantee Trustee shall have received written notice thereof, or a Responsible Officer charged with the administration of this Trust Preferred Securities Guarantee shall have actual knowledge.

SECTION 2.9 Conflicting Interests

The Declaration shall be deemed to be specifically described in this Trust Preferred Securities Guarantee for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.

ARTICLE III

POWERS, DUTIES AND RIGHTS OF

TRUST PREFERRED GUARANTEE TRUSTEE

SECTION 3.1 Powers and Duties of the Trust Preferred Guarantee Trustee

(a) This Trust Preferred Securities Guarantee shall be held by the Trust Preferred Guarantee Trustee for the benefit of the Holders, and the Trust Preferred Guarantee Trustee shall not transfer its right, title and interest in this Trust Preferred Securities Guarantee to any Person except a Holder exercising his or her rights pursuant to Sections 5.4(b) and 5.4(c) or to a successor Trust Preferred Guarantee Trustee on acceptance by such successor Trust Preferred Guarantee Trustee of its appointment to act as successor Trust Preferred Guarantee Trustee. The right, title and interest of the Trust Preferred Guarantee Trustee shall automatically vest in any successor Trust Preferred Guarantee Trustee, and such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such successor Trust Preferred Guarantee Trustee.

(b) If an Event of Default actually known to a Responsible Officer as an Event of Default has occurred and is continuing, the Trust Preferred Guarantee Trustee shall enforce this Trust Preferred Securities Guarantee for the benefit of the Holders of the Trust Preferred Securities.

(c) The Trust Preferred Guarantee Trustee, before the occurrence of any Event of Default and after the curing of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Trust Preferred Securities Guarantee, and no implied covenants shall be read into this Trust Preferred Securities Guarantee against the Trust Preferred Guarantee Trustee. In case an Event of Default has occurred (that has not been cured or waived pursuant to Section 2.7) and is actually known to a Responsible Officer, the Trust Preferred Guarantee Trustee shall exercise such of the rights and powers vested in it by this Trust Preferred Securities Guarantee, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(d) Except during the continuance of Event of Default:

(i) the Trust Preferred Guarantee Trustee shall undertake to perform only such duties as are specifically set forth in this Trust Preferred Securities Guarantee and no implied covenants shall be read into this Trust Preferred Securities Guarantee against the Trust Preferred Guarantee Trustee; and

(ii) in the absence of bad faith on the part of the Trust Preferred Guarantee Trustee, the Trust Preferred Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trust Preferred Guarantee Trustee and conforming to the requirements of this Trust Preferred Securities Guarantee; but in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Trust Preferred Guarantee Trustee, the Trust Preferred Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Trust Preferred Securities Guarantee.

(e) No provision of this Trust Preferred Securities Guarantee shall be construed to relieve the Trust Preferred Guarantee Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) the Trust Preferred Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Trust Preferred Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;

(ii) the Trust Preferred Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a Majority in Liquidation Amount of the Trust Preferred Securities relating to the time, method and place of conducting any proceeding for any remedy available to the Trust Preferred Guarantee Trustee, or exercising any trust or power conferred upon the Trust Preferred Guarantee Trustee under this Trust Preferred Securities Guarantee;

(iii) no provision of this Trust Preferred Securities Guarantee shall require the Trust Preferred Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Trust Preferred Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or protection from liability is not reasonably assured to it, reasonably satisfactory to the Trust Preferred Guarantee Trustee, against such risk or liability is not reasonably assured to it;

(iv) the Trust Preferred Guarantee Trustee’s sole duty with respect to the custody, safe keeping and physical preservation of the Trust Preferred Securities shall be to deal with such property in a similar manner as the Trust Preferred Guarantee Trustee deals with similar property for its own account, subject to the protections and limitations on liability afforded to the Property Trustee under the Trust Preferred Securities Guarantee and the Trust Indenture Act;

(v) the Trust Preferred Guarantee Trustee shall have no duty or liability for or with respect to the value, genuineness, existence or sufficiency of the Trust Preferred Securities or the payment of any taxes or assessments levied thereon or in connection therewith;

(vi) the Trust Preferred Guarantee Trustee shall not be liable for any interest on any money received by it except as it may otherwise agree with the Guarantor. Money held by the Trust Preferred Guarantee Trustee need not be segregated from other funds held by it;

(vii) the Trust Preferred Guarantee Trustee shall not be responsible for monitoring the compliance by Guarantor with their respective duties under this Trust Preferred Securities Guarantee, nor shall the Trust Preferred Guarantee Trustee be liable for any default or misconduct of the Guarantor; and

(viii) whether or not herein expressly so provided, every provision of this Trust Preferred Securities Guarantee relating to the conduct or affecting the liability of or affording protection to the Trust Preferred Guarantee Trustee shall be subject to the provisions of this Section and Section 3.2.

SECTION 3.2 Certain Rights of Trust Preferred Guarantee Trustee

(a) The Trust Preferred Guarantee Trustee may conclusively rely, and shall be fully protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(b) Any request or direction of the Guarantor mentioned herein shall be sufficiently evidenced by an Officers’ Certificate, and any resolution by the Board of Directors may be sufficiently evidenced by a Board Resolution.

(c) Whenever, in the administration of this Trust Preferred Securities Guarantee, the Trust Preferred Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Trust Preferred Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and conclusively rely upon an Officers’ Certificate which, upon receipt of such request, shall be promptly delivered by the Guarantor.

(d) The Trust Preferred Guarantee Trustee will not be liable for any action it takes or omits to take, which it believes to be authorized or within its rights or powers if such actions or omissions by the Trust Preferred Guarantee Trustee do not constitute negligence.

(e) The Trust Preferred Guarantee Trustee shall have no duty to see to any recording, filing or registration of any instrument (including any financing or continuation statement or any filing under tax or securities laws) (or any rerecording, refiling or reregistration thereof).

(f) The Trust Preferred Guarantee Trustee may consult with counsel of its choice or other experts, and the advice or opinion of such counsel or experts with respect to legal matters or advice within the scope of such experts’ area of expertise shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon. Such counsel may be counsel to the Guarantor or any of its Affiliates and may include any of its employees. The Trust Preferred Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Trust Preferred Securities Guarantee from any court of competent jurisdiction.

(g) The Trust Preferred Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Trust Preferred Securities Guarantee at the request or direction of any Holder, unless such Holder shall have provided to the Trust Preferred Guarantee Trustee such security and indemnity reasonably satisfactory to the Trust Preferred Guarantee Trustee against the costs, disbursements, advances and expenses (including reasonable attorneys’ fees and expenses and the reasonable expenses of the Trust Preferred Guarantee Trustee’s agents, counsel, accountants and experts) and liabilities that might be incurred by the Trust Preferred Guarantee Trustee (or its agents, counsel, accountants and experts) in complying with such request or direction, including such reasonable advances as may be requested by the Trust Preferred Guarantee Trustee; provided that, nothing contained in this Section 3.2(g) shall be taken to relieve the Trust Preferred Guarantee Trustee, upon the occurrence of an Event of Default, of its obligation to exercise the rights and powers vested in it by this Trust Preferred Securities Guarantee.

(h) The Trust Preferred Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trust Preferred Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trust Preferred Guarantee Trustee shall determine to make such inquiry or investigation, it shall be entitled to examine the books, records and premises of the Guarantor, personally or by agent or attorney.

(i) The Trust Preferred Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, nominees, custodians or attorneys, and the Trust Preferred Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(j) The rights, privileges, protections, immunities and benefits given to the Trust Preferred Guarantee Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trust Preferred Guarantee Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(k) Any action taken by the Trust Preferred Guarantee Trustee or its agents hereunder shall bind the Holders of the Trust Preferred Securities, and the signature of the Trust Preferred Guarantee Trustee or its agents alone shall be sufficient and effective to perform any such action. No third party shall be required to inquire as to the authority of the Trust Preferred Guarantee Trustee to so act or as to its compliance with any of the terms and provisions of this Trust Preferred Securities Guarantee, both of which shall be conclusively evidenced by the Trust Preferred Guarantee Trustee’s or its agent’s taking such action.

(l) Whenever in the administration of this Trust Preferred Securities Guarantee the Trust Preferred Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Trust Preferred Guarantee Trustee (i) may request instructions from the Holders of a Majority in Liquidation Amount of the Trust Preferred Securities, (ii) may refrain from enforcing such remedy or right or taking such other action until such instructions are received, and (iii) shall be protected in conclusively relying on or acting in accordance with such instructions.

(m) if (i) in performing its duties under this Trust Preferred Securities Guarantee the Trust Preferred Guarantee Trustee is required to decide between alternative courses of action or (ii) in construing any of the provisions of this Trust Preferred Securities Guarantee the Trust Preferred Guarantee Trustee finds the same ambiguous or inconsistent with any other provisions contained herein or (iii) the Trust Preferred Guarantee Trustee is unsure of the application of any provision of this Trust Preferred Securities Guarantee then, except as to any matter as to which the Holders are entitled to vote under the terms of this Trust Preferred Securities Guarantee, the Trust Preferred Guarantee Trustee shall deliver a notice to the Guarantor requesting written instructions of the Guarantor as to the course of action to be taken and the Trust Preferred Guarantee Trustee shall take such action, or refrain from taking such action, as the Trust Preferred Guarantee Trustee shall be instructed in writing to take, or to refrain from taking, by the Guarantor; provided, however, that if the Trust Preferred Guarantee Trustee does not receive such instructions of the Guarantor within ten Business Days after it has delivered such notice, or such reasonably shorter period of time set forth in such notice (which to the extent practicable shall not be less than two Business Days), it may, but shall be under no duty to, take or refrain from taking such action not inconsistent with this Trust Preferred Securities Guarantee as it shall deem advisable and in the best interests of the Holders, in which event the Trust Preferred Guarantee Trustee shall have no liability except for its own bad faith, gross negligence or willful misconduct.

(n) No provision of this Trust Preferred Securities Guarantee shall be deemed to impose any duty or obligation on the Trust Preferred Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Trust Preferred Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. The permissive rights of the Trust Preferred Guarantee Trustee enumerated herein shall not be construed as duties.

SECTION 3.3 Not Responsible for Recitals or Issuance of Guarantee

The recitals contained in this Trust Preferred Securities Guarantee shall be taken as the statements of the Guarantor, and the Trust Preferred Guarantee Trustee does not assume any responsibility for their correctness. The Trust Preferred Guarantee Trustee makes no representations as to the validity or sufficiency of this Trust Preferred Securities Guarantee. The Trust Preferred Guarantee Trustee shall not be accountable for the Guarantor’s performance hereunder, the Guarantor’s representations and warranties or the Guarantor’s use or application of the Trust Preferred Securities or the proceeds thereof.

ARTICLE IV

TRUST PREFERRED GUARANTEE TRUSTEE

SECTION 4.1 Trust Preferred Guarantee Trustee; Eligibility

(a) There shall at all times be a Trust Preferred Guarantee Trustee which shall:

(i) not be an Affiliate of the Guarantor; and

(ii) be a Person organized and doing business under the laws of the United States of America or any State or Territory thereof or of the District of Columbia, or a Person permitted by the Securities and Exchange Commission to act as an institutional trustee under the Trust Indenture Act, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least 50 million U.S. dollars ($50,000,000), and subject to supervision or examination by Federal, State, Territorial or District of Columbia authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority referred to above, then, for the purposes of this Section 4.1(a)(ii), the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

(b) If at any time the Trust Preferred Guarantee Trustee shall cease to be eligible to so act under Section 4.1(a), the Trust Preferred Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 4.2.

(c) The Trust Preferred Guarantee Trustee shall comply with the terms of Section 310(b) of the Trust Indenture Act.

SECTION 4.2 Resignation and Removal; Appointment of Successor

(a) No resignation or removal of the Trust Preferred Guarantee Trustee and no appointment of a successor Trust Preferred Guarantee Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Trust Preferred Guarantee Trustee under Section 4.3.

(b) The Trust Preferred Guarantee Trustee may resign at any time by giving written notice thereof to the Guarantor. If the instrument of acceptance by a successor Trust Preferred Guarantee Trustee shall not have been delivered to the Trust Preferred Guarantee Trustee within 30 days after the giving of such notice of resignation, the resigning Trust Preferred Guarantee Trustee may petition any court of competent jurisdiction for the appointment of a successor Trust Preferred Guarantee Trustee.

(c) The Trust Preferred Guarantee Trustee may be removed at any time by Act of the Holders of a Majority in Liquidation Amount of the Trust Preferred Securities delivered to the Trust Preferred Guarantee Trustee and to the Guarantor.

(d) If at any time:

(i) the Trust Preferred Guarantee Trustee shall fail to comply with Section 4.1(c) after written request therefor by the Guarantor or by any Holder who has been a bona fide Holder of a Trust Preferred Security for at least six months, or

(ii) the Trust Preferred Guarantee Trustee shall cease to be eligible under Section 4.1(a) and shall fail to resign after written request therefor by the Guarantor or by any such Holder, or

(iii) the Trust Preferred Guarantee Trustee shall become incapable of acting or shall be adjudged bankrupt or insolvent or a receiver of the Trust Preferred Guarantee Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trust Preferred Guarantee Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

then, in any such case, (i) the Guarantor, by a Board Resolution, may remove the Trust Preferred Guarantee Trustee or (ii) subject to Section 10.4 of the Declaration (regarding costs and attorneys’ fees in legal proceedings), any Holder who has been a bona fide Holder of a Trust Preferred Security for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trust Preferred Guarantee Trustee and the appointment of a successor Trust Preferred Guarantee Trustee.

(e) If the Trust Preferred Guarantee Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trust Preferred Guarantee Trustee for any cause, the Guarantor, by a Board Resolution, shall promptly appoint a successor Trust Preferred Guarantee Trustee and shall comply with the applicable requirements of Section 4.3. If, within one year after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Trust Preferred Guarantee Trustee shall be appointed by Act of the Holders of a Majority in Liquidation Amount of the Trust Preferred Securities delivered to the Guarantor and the retiring Trust Preferred Guarantee Trustee, the successor Trust Preferred Guarantee Trustee so appointed shall, forthwith upon its acceptance of such appointment, become the successor Trust Preferred Guarantee Trustee and to that extent supersede the successor Trust Preferred Guarantee Trustee appointed by the Guarantor. If no successor Trust Preferred Guarantee Trustee shall have been so appointed by the Guarantor or the Holders and accepted appointment in the manner herein provided, any Holder who has been a bona fide Holder of a Trust Preferred Security for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trust Preferred Guarantee Trustee.

(f) The Guarantor shall give notice of each resignation and each removal of the Trust Preferred Guarantee Trustee and each appointment of a successor Trust Preferred Guarantee Trustee by mailing written notice of such event by first-class mail, postage prepaid, to all Holders. Each notice shall include the name of the successor Trust Preferred Guarantee Trustee and the address of its Corporate Trust Office.

SECTION 4.3 Acceptance of Appointment by Successor

(a) In case of the appointment hereunder of a successor Trust Preferred Guarantee Trustee, every such successor Trust Preferred Guarantee Trustee so appointed shall execute, acknowledge and deliver to the Guarantor and to the retiring Trust Preferred Guarantee Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trust Preferred Guarantee Trustee shall become effective and such successor Trust Preferred Guarantee Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trust Preferred Guarantee Trustee; but, on the request of the Guarantor or the successor Trust Preferred Guarantee Trustee, such retiring Trust Preferred Guarantee Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trust Preferred Guarantee Trustee all the rights, powers, trusts and obligations of the retiring Trust Preferred Guarantee Trustee and shall duly assign, transfer and deliver to such successor Trust Preferred Guarantee Trustee all property and money held by such retiring Trust Preferred Guarantee Trustee hereunder.

(b) If no Successor Trust Preferred Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.3 within 60 days after delivery to the Guarantor of an instrument of resignation or removal, the resigning or removed Trust Preferred Guarantee may petition any court of competent jurisdiction for appointment of a Successor Trust Preferred Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper and prescribe, appoint a Successor Trust Preferred Securities Trustee.

(c) Upon request of any such successor Trust Preferred Guarantee Trustee, the Guarantor shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trust Preferred Guarantee Trustee all such rights, powers and trusts referred to in paragraph (a) of this Section.

(d) No successor Trust Preferred Guarantee Trustee shall accept its appointment unless at the time of such acceptance such successor Trust Preferred Guarantee Trustee shall be qualified and eligible under this Article.

(e) The Trust Preferred Guarantee Trustee shall not be liable for the acts or omissions to act of any successor Trust Preferred Guarantee Trustee.

(f) Upon termination of this Trust Preferred Securities Guarantee or the removal or resignation of the Trust Preferred Guarantee Trustee, pursuant to this Section 4.3, the Guarantor shall pay to such Trust Preferred Property Trustee all amounts accrued and owing to such Trust Preferred Guarantee Trustee to the date of such termination, removal or resignation.

SECTION 4.4 Merger, Conversion, Consolidation or Succession to Business

Any Person into which the Trust Preferred Guarantee Trustee may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Trust Preferred Guarantee Trustee shall be a party, or any Person to which all or substantially all of the corporate trust business of the Trust Preferred Guarantee Trustee may be sold or otherwise transferred, shall be the successor Trust Preferred Guarantee Trustee hereunder; provided such Person shall be otherwise qualified and eligible under this Article, without the execution or filing of any paper or without any further act on the part of any of the parties hereto.

ARTICLE V

GUARANTEE

SECTION 5.1 Guarantee

The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. The Guarantor’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Trust to pay such amounts to the Holders.

SECTION 5.2 Waiver of Notice and Demand

The Guarantor hereby waives notice of acceptance of this Trust Preferred Securities Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Guarantee Trustee, the Trust or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

SECTION 5.3 Obligations Not Affected

The obligations, covenants, agreements and duties of the Guarantor under this Trust Preferred Securities Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

(a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Trust of any express or implied agreement, covenant, term or condition relating to the Trust Preferred Securities to be performed or observed by the Trust;

(b) the extension of time for the payment by the Trust of all or any portion of the Distributions (other than an extension of time for payment of Distributions that results from the extension of any interest payment period on the JSNs as so provided in the Indenture), Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Trust Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Trust Preferred Securities;

(c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Trust Preferred Securities, or any action on the part of the Trust granting indulgence or extension of any kind;

(d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust;

(e) any invalidity of, or defect or deficiency in, the Trust Preferred Securities;

(f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

(g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 5.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

SECTION 5.4 Rights of Holders

(a) The Holders of a Majority in Liquidation Amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trust Preferred Guarantee Trustee in respect of this Trust Preferred Securities Guarantee or exercising any trust or power conferred upon the Trust Preferred Guarantee Trustee under this Trust Preferred Securities Guarantee; provided, however, that (subject to Section 3.1) the Trust Preferred Guarantee Trustee shall have the right to decline to follow any such direction if the Trust Preferred Guarantee Trustee in good faith by Responsible Officers shall determine that the action or proceedings so directed would be illegal or expose the Trust Preferred Guarantee Trustee to personal liability.

(b) If the Trust Preferred Guarantee Trustee fails to enforce its rights under this Trust Preferred Securities Guarantee, any Holder may directly institute a legal proceeding against the Guarantor to enforce the Trust Preferred Guarantee Trustee’s rights under this Trust Preferred Securities Guarantee, without first instituting a legal proceeding against the Trust, the Trust Preferred Guarantee Trustee or any other Person or entity.

(c) A Holder of Trust Preferred Securities may also directly institute a legal proceeding against the Guarantor to enforce such Holder’s right to receive payment under this Trust Preferred Securities Guarantee without first (i) directing the Trust Preferred Guarantee Trustee to enforce the terms of this Trust Preferred Securities Guarantee or (ii) instituting a legal proceeding directly against the Trust or any other Person or entity.

(d) The Guarantor expressly acknowledges that (i) this Trust Preferred Securities Guarantee will be deposited with the Trust Preferred Guarantee Trustee to be held for the benefit of the Holders and (ii) the Trust Preferred Guarantee Trustee has the right to enforce this Trust Preferred Securities Guarantee on behalf of the Holders.

SECTION 5.5 Guarantee of Payment

This Trust Preferred Securities Guarantee creates a guarantee of payment and not of collection. This Trust Preferred Securities Guarantee will not be discharged except when terminated in accordance with Section 7.1.

SECTION 5.6 Subrogation

The Guarantor shall be subrogated to all (if any) rights of the Holders of Trust Preferred Securities against the Trust in respect of any amounts paid to such Holders by the Guarantor under this Trust Preferred Securities Guarantee; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any right that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Trust Preferred Securities Guarantee or any payments are due to the Holders of Trust Preferred Securities under the Declaration, if, at the time of any such payment, any amounts are due and unpaid under this Trust Preferred Securities Guarantee. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

SECTION 5.7 Independent Obligations

The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Trust with respect to the Trust Preferred Securities, and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Trust Preferred Securities Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 5.3 hereof.

ARTICLE VI

LIMITATION OF TRANSACTIONS; SUBORDINATION

SECTION 6.1 Subordination

The obligations of the Guarantor under this Trust Preferred Securities Guarantee will constitute unsecured obligations of the Guarantor and will rank subordinate and junior in right of payment to all Senior Indebtedness (as defined in the Indenture) of the Guarantor to the extent and in the manner set forth in the Indenture with respect to the JSNs, and the provisions of Article Thirteen of the Indenture, as amended and supplemented by the provisions of Article 7 of the First Supplemental Indenture, will apply, mutatis mutandis, to the obligations of the Guarantor hereunder. The obligations of the Guarantor hereunder do not constitute Senior Indebtedness (as defined in the Indenture) of the Guarantor.

SECTION 6.2 Pari Passu Guarantees

The obligations of the Guarantor under this Trust Preferred Securities Guarantee shall rank pari passu with the obligations of the Guarantor under (i) any similar guarantee agreements issued by the Guarantor on behalf of the holders of preferred or trust preferred securities issued by any PNC Trust (as defined in the Indenture) to the extent the related subordinated notes rank, by their terms, pari passu with the JSNs in right of payment and upon a liquidation of the Guarantor, (ii) any subordinated notes issued by the Guarantor after the date of this Trust Preferred Securities Guarantee to the extent such notes rank, by their terms, pari passu with the JSNs in right of payment and upon a liquidation of the Guarantor, and (iii) any other security, guarantee or other obligation of the Guarantor (whether existing at the date of this Trust Preferred Securities Guarantee or incurred after such date) to the extent that such security, guarantee or obligation ranks, by its terms, pari passu with the JSNs in right of payment and upon a liquidation of the Guarantor.

ARTICLE VII

TERMINATION

SECTION 7.1 Termination

This Trust Preferred Securities Guarantee will not be discharged, except upon (i) payment of the Guarantee Payments, in full, or (ii) the distribution of the JSNs to the Holders of all of the Trust Preferred Securities as provided for in the Declaration. Notwithstanding the foregoing, this Trust Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid under the Trust Preferred Securities or under this Trust Preferred Securities Guarantee.

ARTICLE VIII

COMPENSATION AND INDEMNIFICATION

SECTION 8.1 Exculpation

(a) No Indemnified Person shall be liable, responsible or accountable in damages or otherwise to the Guarantor or any Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Guarantor in a manner such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Trust Preferred Securities Guarantee or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person’s gross negligence or willful misconduct with respect to such acts or omissions.

(b) An Indemnified Person shall be fully protected in relying in good faith upon the records of the Guarantor and upon such information, opinions, reports or statements presented to the Guarantor by any Person as to matters the Indemnified Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Guarantor, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which Distributions to Holders might properly be paid.

SECTION 8.2 Compensation, Reimbursement and Indemnification

The Guarantor agrees:

(1) to pay to the Trust Preferred Guarantee Trustee from time to time such reasonable compensation for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(2) except as otherwise expressly provided herein, to reimburse the Trust Preferred Guarantee Trustee upon its request for all expenses, disbursements and advances incurred or made by the Trust Preferred Guarantee Trustee in accordance with any provision of this Trust Preferred Securities Guarantee (including the costs of collection, and the compensation, expenses, advances and disbursements of the Trust Preferred Guarantee Trustee’s counsel, accountants and experts), except any such expense, disbursement or advance as may be attributable to its negligence or bad faith; and

(3) to indemnify each Indemnified Person for, and to hold each Indemnified Person harmless against, any loss, damage, claim, liability or expense (including the reasonable compensation, expenses and disbursements of the Trust Preferred Guarantee Trustee’s agents and counsel) incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust created hereunder or the performance of their duties hereunder, including but not limited to the costs and expenses (including the reasonable compensation, expenses and disbursements of the Trust Preferred Guarantee Trustee’s agents and counsel) of defending itself against, or investigating, any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The obligation to indemnify as set forth in this Section 8.2 shall survive the termination of this Trust Preferred Securities Guarantee.

The obligations of the Guarantor under this Section shall not be subordinate to the payment of Senior Indebtedness pursuant to Section 6.1. As security for the performance of those obligations, the Trust Preferred Guarantee Trustee shall have a lien prior to the Trust Preferred Securities upon all property and funds held or collected by the Trust Preferred Guarantee Trustee as such, except funds held in trust for the payment of the principal of (or premium, if any) or any interest on particular Trust Preferred Securities. The obligations of the Guarantor under this Section shall survive the removal or resignation of the Trust Preferred Guarantee Trustee and the satisfaction and discharge of this Trust Preferred Securities Guarantee.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1 Successors and Assigns

All guarantees and agreements contained in this Trust Preferred Securities Guarantee shall bind its successors, and assigns, receivers, trustees and representatives, whether so expressed or not, of the Guarantor and shall inure to the benefit of the Holders of the Trust Preferred Securities then outstanding.

SECTION 9.2 Amendments

Except with respect to any changes that do not adversely affect the rights of Holders in any material respect (in which case no consent of Holders will be required), this Trust Preferred Securities Guarantee may be amended only with the prior approval of the Holders of not less than a Majority in aggregate Liquidation Amount of the Trust Preferred Securities of all the outstanding Trust Preferred Securities. The provisions of Section 12.2 of the Declaration with respect to meetings of Holders apply to the giving of such approval.

In executing any amendments to this Trust Preferred Securities Guarantee, the Trust Preferred Guarantee Trustee shall be entitled to receive and shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel conforming to the requirements of Section 2.6 and stating that the execution of the amendment is authorized or permitted by this Trust Preferred Securities Guarantee and that all conditions precedent to the execution and delivery of such amendment have been satisfied.

SECTION 9.3 Notices

All notices provided for in this Trust Preferred Securities Guarantee shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by registered or certified mail, as follows:

(a) If given to the Trust Preferred Guarantee Trustee, at the Trust Preferred Guarantee Trustee’s mailing address set forth below (or such other address as the Trust Preferred Guarantee Trustee may give notice of to the Holders):

The Bank of New York

101 Barclay Street, Floor 8 West

New York, New York 10286

Attention: Corporate Trust Administration

(b) If given to the Guarantor, at the Guarantor’s mailing address set forth below (or such other address as the Guarantor may give notice of to the Holders):

The PNC Financial Services Group, Inc.

One PNC Plaza

249 Fifth Avenue

Pittsburgh, PA 15222-2707

Attention: Treasurer

(c) If given to any Holder, at the address set forth on the Securities Register.

All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid, except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

SECTION 9.4 Benefit

Nothing in this Trust Preferred Securities Guarantee or in the Trust Preferred Securities, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Trust Preferred Securities Guarantee.

SECTION 9.5 Separability Clause

In case any provision in this Guarantee or in the Trust Preferred Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby; provided, however, that if any excluded paragraph shall affect the rights, immunities, duties or obligations of the Trust Preferred Guarantee Trustee, the Trust Preferred Guarantee Trustee shall be entitled to resign immediately, subject to Section 4.2.

SECTION 9.6 Governing Law

THIS TRUST PREFERRED SECURITIES GUARANTEE AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD FOR THE PRINCIPLES OF ITS CONFLICTS OF LAWS.

THIS TRUST PREFERRED SECURITIES GUARANTEE is executed as of the day and year first above written.

THE PNC FINANCIAL SERVICES GROUP, INC., as Guarantor

By:
Name:
Title:

THE BANK OF NEW YORK, as Trust Preferred Guarantee Trustee

By:
Name:
Title: